Exhibit 10.43

UNITED STATES DISTRICT COURT
MIDDLE DISTRICT OF TENNESSEE
NASHVILLE DIVISION

THE HOSPITAL AUTHORITY OF METROPOLITAN GOVERNMENT OF NASHVILLE AND DAVIDSON COUNTY, TENNESSEE, d/b/a NASHVILLE GENERAL HOSPITAL and AMERICAN FEDERATION OF STATE, COUNTY AND MUNICIPAL EMPLOYEES DISTRICT COUNCIL 37 HEALTH & SECURITY PLAN,
Plaintiffs,
         v.
MOMENTA PHARMACEUTICALS, INC. and SANDOZ INC.,
Defendants.

Civil Action No. 15-cv-01100 Chief Judge Waverly D. Crenshaw, Jr. Magistrate Judge Barbara D. Holmes

SETTLEMENT AGREEMENT

This Settlement Agreement (hereinafter, “Agreement”) is made and entered into as of the 9th day of December 2019, by and between Defendant Momenta Pharmaceuticals, Inc. (“Defendant”), and Plaintiffs, both individually and on behalf of the Class in the above-captioned class action. This Agreement is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims, upon and subject to the terms and conditions hereof.
R E C I T A L S
WHEREAS, Plaintiffs are prosecuting the above-captioned litigation on their own behalf and on behalf of the Class against Defendant;
WHEREAS, Plaintiffs allege, among other things, that Defendant violated certain state antitrust laws and state consumer protection laws by restraining competition in the market for, and engaging in conduct that led to raising the prices of, generic enoxaparin and Lovenox®, and these acts caused the Class to incur significant damages;
WHEREAS, Defendant has denied and continues to deny each and all of the claims and allegations of wrongdoing made by the Plaintiffs in the Action; all charges of wrongdoing or liability against it arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action; and the allegations that the Plaintiffs or any member of the Class were harmed by any conduct by Defendant alleged in the Action or otherwise;
WHEREAS, Plaintiffs, individually and on behalf of the Class, and Defendant agree that neither this Agreement nor any statement made in the negotiation thereof shall be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by Defendant or of the truth of any of the claims or allegations alleged in the Action;
WHEREAS, arm’s length settlement negotiations have taken place between Defendant and Class Counsel, and this Agreement, which embodies the terms and conditions of the Settlement between the Settling Parties, has been reached (subject to the approval of the Court) as provided herein and is intended to supersede any prior agreements between the Settling Parties;
WHEREAS, Class Counsel have concluded, after due investigation and after carefully considering the relevant circumstances, including, without limitation, the claims asserted in the Plaintiffs’ Amended Complaint, the legal and factual defenses thereto and the applicable law, that it is in the best interests of the Plaintiffs and the Class to enter into this Agreement to avoid the uncertainties of litigation and to ensure that the benefits reflected herein are obtained for the

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Plaintiffs and the Class, and, further, that Class Counsel consider the Agreement set forth herein to be fair, reasonable and adequate and in the best interests of the Plaintiffs and the Class; and
WHEREAS, Defendant, despite its belief that it is not liable for the claims asserted against it in the Action and that it has good defenses thereto, has nevertheless agreed to enter into this Agreement to avoid the further expense, inconvenience and distraction of burdensome and protracted litigation, and thereby to put to rest this controversy with respect to the Plaintiffs and the Class and avoid the risks inherent in complex litigation.
A G R E E M E N T
NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth below and other good and valuable consideration herein, it is hereby stipulated and agreed by and among the Settling Parties, by and through their attorneys of record, that, subject to the approval of the Court, the Action and the Released Claims as against Defendant and all other Releasees shall be finally and fully settled, compromised and dismissed on the merits and with prejudice upon and subject to the terms and conditions of this Agreement, as follows:

A.	Definitions
1.    As used in this Agreement the following terms have the meanings specified below:
a.    “Action” means The Hospital Authority of Metropolitan Government of Nashville and Davidson County, Tennessee, et al. v. Momenta Pharmaceuticals, Inc. et al., Case No. 15-cv-01100 (M.D. Tenn.).
b.    “Affiliates” means entities controlling, controlled by or under common control with a Releasee or Releasor.
c.    “Authorized Claimant” means any Class Member who, in accordance with the terms of this Agreement, is entitled to a distribution consistent with any Distribution Plan or order of the Court.
d.    The “Class” is defined as follows:
Hospitals, third-party payors, and people without insurance who indirectly purchased, paid for, and/or reimbursed some or all of the purchase price for, generic enoxaparin or Lovenox®, in Arizona, Arkansas, California, District of Columbia, Florida, Hawaii, Illinois, Iowa, Kansas, Maine, Massachusetts, Michigan,

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Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Mexico, New York, North Carolina, North Dakota, Oregon, South Dakota, Tennessee, Utah, Vermont, West Virginia, and Wisconsin, from September 21, 2011, through September 30, 2015 (the “Class Period”), for the purpose of personal consumption by themselves, their families, or their members, employees, insureds, participants, patients, beneficiaries or anyone else.
With respect to third-party payors and people without insurance, the Class only includes those, described above, who purchased, paid for, and/or reimbursed some or all of the purchase price for, generic enoxaparin or Lovenox® from a pharmacy.
Excluded from the Class are:

a)	Defendants, their officers, directors, management, employees, subsidiaries, and affiliates;

b)	Federal and state governmental agencies except for cities, towns, municipalities, counties or other municipal government entities, if otherwise qualified;

c)	Payors that received 100% reimbursement on all transactions, such as fully insured health plans (i.e., plans that purchased insurance covering 100% of their reimbursement obligation to members);

d)	Third-party payors and people without insurance who purchased, or paid or reimbursed only for branded Lovenox®, and not generic enoxaparin, from a pharmacy or other retail outlet; and

e)	Judges assigned to this case and any members of their immediate families.
For purposes of this agreement, the term “Class” does not include persons that timely and validly opted out of the class previously certified by the Court (Dkts. 426, 427, 464) (the “Certified Class”) on or before December 19, 2019.
e.    “Class Counsel” means the law firm of Lieff Cabraser Heimann & Bernstein, LLP.
f.    “Class Member” means a person or entity that falls within the definition of the Class, ¶ 1(d).

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g.    “Court” means the United States District Court for the Middle District of Tennessee.
h.    “Distribution Plan” means any plan or formula of allocation of the Gross Settlement Fund, to be approved by the Court, whereby the Net Settlement Fund shall in the future be distributed to Authorized Claimants. Any Distribution Plan is not part of this Agreement.
i.    “Effective Date” means the first date by which all of the events and conditions specified in ¶ 28 of this Agreement have occurred and have been met.
j.    “Escrow Agent” means the agent jointly designated by Class Counsel and Defendant, and any successor agent.
k.    “Execution Date” means the date of the last signature set forth on the signature pages below.
l.    The word “Final” means, when used to describe the status of any order of a court, including, without limitation, the Judgment, that such order represents a final and binding determination of all issues within its scope and is not subject to further review on appeal or otherwise. Without limitation, an order becomes “Final” when: (a) no appeal has been filed and the prescribed time for commencing any appeal has expired; or (b) an appeal has been filed and either (i) the appeal has been dismissed and the prescribed time, if any, for commencing any further appeal has expired, or (ii) the order has been affirmed in its entirety and the prescribed time, if any, for commencing any further appeal has expired. For purposes of this Agreement, an “appeal” includes appeals as of right, discretionary appeals, interlocutory appeals, proceedings involving writs of certiorari or mandamus, and any other proceedings of like kind. Any appeal or other proceeding pertaining solely to any order adopting or approving a Distribution Plan, and/or to any order issued with respect to an application for attorneys’ fees and expenses consistent with this Agreement, shall not in any way delay or preclude the Judgment from becoming Final.
m.    “Gross Settlement Fund” means the Settlement Amount plus any interest that may accrue.
n.    “Plaintiffs” means The Hospital Authority of Metropolitan Government of Nashville and Davidson County, Tennessee, and American Federation of State, County and Municipal Employees District Council 37 Health & Security Plan.
o.    “Judgment” means the order of judgment and dismissal of the Action with prejudice.
p.    “Net Settlement Fund” means the Gross Settlement Fund, less the payments set forth in ¶ 19(a)-(d).

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q.    “Notice and Administrative Costs” means the reasonable sum of money not in excess of four hundred thousand U.S. Dollars ($400,000) to be paid out of the Gross Settlement Fund to pay for notice to the Class and related administrative costs.
r.    “Notice and Claims Administrator” means the claims administrator(s) to be selected by Class Counsel and approved by the Court.
s.    “Person(s)” means an individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and any spouses, heirs, predecessors, successors, representatives or assignees of any of the foregoing.
t.    “Proof of Claim and Release” means the form to be provided to the Class, upon further order(s) of the Court, by which Class Members may make claims against the Gross Settlement Fund.
u.    With respect to third-party payors and people without insurance, “purchase of, payment for or reimbursement for generic enoxaparin or Lovenox®” means purchase of, payment for or reimbursement for some or all of the purchase price for generic enoxaparin or Lovenox® from a pharmacy.
v.    “Released Claims” means any and all manner of claims, demands, rights, actions, suits, causes of action, lawsuits, proceedings, judgments, losses, liabilities, fees (including attorneys’ fees and the fees of expert witnesses), costs, penalties, injuries, or damages of any kind whatsoever, whether class, individual or otherwise in nature, whenever incurred, known or unknown (including, but not limited to, “Unknown Claims”), foreseen or unforeseen, suspected or unsuspected, asserted or unasserted, contingent or non-contingent, accrued or unaccrued, in law or in equity, under the laws of any jurisdiction, which Releasors or any of them, whether directly, representatively, derivatively, or in any other capacity, ever had, now have or hereafter can, shall or may have, relating in any way to any conduct prior to the date of this Agreement and arising out of or related in any way in whole or in part to any facts, circumstances, acts or omissions arising out of or related to both: (1) any purchase, payment or reimbursement for generic enoxaparin or Lovenox® up through September 30, 2015, and (2) any agreement, combination or conspiracy to raise, fix, maintain or stabilize the price of generic enoxaparin or Lovenox®, monopolization, or any other conduct alleged in the Action or relating to restraint of competition that could have been or hereafter could be alleged against the Releasees relating to generic enoxaparin or Lovenox®. For avoidance of doubt, “Released Claims” do not include claims excluded from release under ¶ 10 of this Agreement (“Claims Excluded from Release”).

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w.    “Releasees” means Defendant and its former, present and future direct and indirect parents, subsidiaries and Affiliates, and their respective former, present and future officers, directors, employees, managers, members, partners, agents, shareholders (in their capacity as shareholders), attorneys and legal representatives, and the predecessors, successors, heirs, executors, administrators and assigns of each of the foregoing.
x.    “Releasors” means the Plaintiffs and each and every Class Member on their own behalf and on behalf of their respective former, present and future direct and indirect parents, subsidiaries and Affiliates, and their respective former, present and future officers, directors, employees, managers, members, partners, agents, shareholders (in their capacity as shareholders), attorneys and legal representatives, and the predecessors, successors, heirs, executors, administrators and assigns of each of the foregoing.
y.    “Settlement” means the settlement of the Released Claims set forth herein.
z.    “Settlement Amount” means thirty-five million U.S. Dollars ($35,000,000), to be paid in three installments as set forth in ¶ 11 below.
aa.    “Settling Parties” means, collectively, Defendant and the Plaintiffs (on behalf of themselves and the Class).
bb.    “Unknown Claims” means any Released Claim that a Plaintiff and/or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Releasees that if known by him, her or it, might have affected his, her or its settlement with and release of the Releasees, or might have affected his, her or its decision not to object to this Settlement. Such Unknown Claims include claims that are the subject of California Civil Code § 1542 and equivalent, similar or comparable laws or principles of law. California Civil Code § 1542 provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

B.	Notice and Approval
2.    Reasonable Best Efforts to Effectuate This Settlement. The Settling Parties: (a) acknowledge that it is their intent to consummate this Agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement the terms and conditions of this

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Agreement and to exercise their best efforts to accomplish the terms and conditions of this Agreement.
3.    Request to Vacate Deadlines. Within two days after the Execution Date, the Settling Parties will jointly request that the Court enter an order: (1) vacating the trial date, and to the extent the Court has not already done so, vacating all pre-trial deadlines; and (2) staying all further discovery and any other proceedings not related to the Court’s consideration of whether this Agreement and Settlement should be communicated to the Class and ultimately approved. The Settling Parties will continue to work cooperatively to complete and submit promptly to the Court for approval such additional documentation as may be necessary for the Court to determine whether this Agreement and Settlement should be communicated to the Class and ultimately approved.
4.    Notice to the Class.
a.    Class Counsel shall move for entry of an order directing notice to the class (“Notice Order”). Class Counsel shall also submit to the Court for approval a proposed form of, method for, and schedule for dissemination of notice to the Class. The motion to direct notice to the Class shall recite and ask the Court to find that the proposed form of and method for dissemination of notice to the Class constitutes valid, due and sufficient notice to the Class, constitutes the best notice practicable under the circumstances, and complies fully with the requirements of Federal Rule of Civil Procedure 23.
b.    Class Counsel, in their motion to direct notice to the Class, shall seek an order authorizing and ordering the Notice and Claims Administrator (a) to request from any third-party payor that timely and validly excludes itself from the Certified Class identification of those plans that the entity seeks to exclude and for entities that purport to exclude entities for which their authority to do so is not readily apparent—including insurers purporting to exclude employer plans for which the insurer provides administrative services—documentation and declarations supporting any purported claim to have authority to opt-out other entities; and (b) to submit a report and recommendation (“Exclusion Report and Recommendation”) to the Court setting forth (i) its ability to validate the existence of such entities’ authority to exclude other class members from the Certified Class, (ii) its findings as to the scope and market shares of any opt-outs for purposes of determining whether the threshold has been met for terminating the agreement pursuant to ¶ 31(d), and (iii) any other issues that may arise during its investigation.
c.    Class Counsel shall provide Defendant with a draft proposed Notice Order and proposed form of notice (including the proposed Proof of Claim and Release) seven days in advance of filing, and shall consider in good faith any concerns or suggestions expressed by Defendant. Class counsel shall provide Defendant with a draft of its motion for entry of the

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Notice Order, together with any accompanying memorandum, three days in advance of filing, and shall consider in good faith any concerns or suggestions expressed by Defendant.
d.    Defendant shall be responsible for providing all notices required by the Class Action Fairness Act of 2005 to be provided to state attorneys general or to the United States of America.
5.    Motion for Final Approval and Entry of Final Judgment. Not less than thirty-five (35) days prior to the date set by the Court to consider whether this Settlement should be finally approved pursuant to Federal Rule of Civil Procedure 23(e)(2), Class Counsel shall submit a motion for final approval (“Final Approval”) of the Settlement by the Court. Class Counsel shall provide Defendant with a draft proposed motion for Final Approval of the Settlement by the Court (including any accompanying memorandum) seven days in advance of filing, and shall consider in good faith any concerns or suggestions expressed by Defendant. Class Counsel shall also provide Defendant with draft proposed order or orders, seven days in advance of filing. The Settling Parties shall jointly agree on the content of the proposed Judgment and shall jointly seek entry of the final approval order (“Final Approval Order”) and Judgment, subject to ¶ 12:
a.    fully and finally approving the Settlement contemplated by this Agreement and its terms as being fair, reasonable and adequate within the meaning of Federal Rule of Civil Procedure 23 and directing its consummation pursuant to its terms and conditions;
b.    finding that the notice given to the Class Members constituted the best notice practicable under the circumstances and complies in all respects with the requirements of Federal Rule of Civil Procedure 23 and due process;
c.    directing that the Action be dismissed with prejudice as to Defendant and, except as provided for herein, without costs;
d.    discharging and releasing the Releasees from all Released Claims;
e.    permanently barring and enjoining the institution and prosecution, by Plaintiffs and Class Members, of any other action against the Releasees in any court asserting any claims related in any way to the Released Claims;
f.    reserving continuing and exclusive jurisdiction over the Settlement, including all future proceedings concerning the administration, consummation and enforcement of this Agreement;
g.    determining pursuant to Federal Rule of Civil Procedure 54(b) that there is no just reason for delay and directing entry of a final judgment as to Defendant; and

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h.    containing such other and further provisions consistent with the terms of this Agreement to which the parties expressly consent in writing.
Class Counsel also will request that the Court approve the proposed Distribution Plan and application for attorneys’ fees and reimbursement of expenses and service awards (as described below).

C.	Releases
6.    Released Claims. Upon the Effective Date, the Releasors (regardless of whether any such Releasor ever seeks or obtains any recovery by any means, including, without limitation, by submitting a Proof of Claim and Release, or by seeking any distribution from the Gross Settlement Fund) shall be deemed to have, and by operation of the Judgment shall have fully, finally and forever released, relinquished and discharged all Released Claims against the Releasees.
7.    No Future Actions Following Release. The Releasors shall not, after the Effective Date, seek (directly or indirectly) to commence, institute, maintain or prosecute any suit, action or complaint or collect from or proceed against Defendant or any other Releasee (including pursuant to the Action) based on the Released Claims in any forum worldwide, whether on his, her or its own behalf or as part of any putative, purported or certified class of purchasers or consumers.
8.    Covenant Not to Sue. Releasors hereby covenant not to sue the Releasees with respect to any such Released Claims. Releasors shall be permanently barred and enjoined from instituting, commencing or prosecuting against the Releasees any claims related to the Released Claims. The Settling Parties contemplate and agree that this Agreement may be pleaded as a bar to a lawsuit, and an injunction may be obtained, preventing any action from being initiated or maintained in any case sought to be prosecuted on behalf of any Releasors with respect to the Released Claims.
9.    Waiver of California Civil Code § 1542 and Similar Laws. The Releasors acknowledge that, by executing this Agreement, and for the consideration received hereunder, it is their intention to release, and they are releasing, all Released Claims, even Unknown Claims. In furtherance of this intention, the Releasors expressly waive and relinquish, to the fullest extent permitted by law, any rights or benefits conferred by the provisions of California Civil Code § 1542, as set forth in ¶ 1(bb), or equivalent, similar or comparable laws or principles of law. The Releasors acknowledge that they have been advised by Class Counsel of the contents and effects of California Civil Code § 1542, and hereby expressly waive and release with respect to the Released Claims any and all provisions, rights and benefits conferred by California Civil Code § 1542 or by any equivalent, similar or comparable law or principle of law in any jurisdiction.

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The Releasors may hereafter discover facts other than or different from those which they know or believe to be true with respect to the subject matter of the Released Claims, but the Releasors hereby expressly waive and fully, finally and forever settle and release any known or unknown, suspected or unsuspected, foreseen or unforeseen, asserted or unasserted, contingent or non-contingent, and accrued or unaccrued claim, loss or damage with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such additional or different facts. The release of unknown, unanticipated, unsuspected, unforeseen, and unaccrued losses or claims in this paragraph is not a mere recital.
10.    Claims Excluded from Release. Notwithstanding the foregoing, the releases provided herein shall not release claims of Persons that are outside the Class; claims not arising from the purchase of, payment for or reimbursement for generic enoxaparin or Lovenox®; claims against Defendant for product liability, breach of contract, or personal injury; or claims to enforce the terms of this Agreement.

D.	Settlement Fund
11.    Settlement Payment. Defendant shall pay the Settlement Amount in consideration of the covenants, agreements and releases set forth herein, and Defendant and Class Counsel agree that the Settlement Amount does not exceed that portion of the actual damages claimed by Plaintiffs on behalf of the Class. Defendant shall pay by wire transfer $200,000 into an escrow account at the Escrow Agent (the “Escrow Account”) pursuant to mutually agreeable escrow instructions within five (5) business days after the entry of the Notice Order. Defendant shall pay by wire transfer the balance of the Settlement Amount into the Escrow Account pursuant to mutually agreeable escrow instructions as follows: (1) within five (5) business days after the entry of the Final Approval Order (“First Payment Date”), Defendant shall pay fourteen million, eight hundred thousand U.S. Dollars ($14,800,000) (despite the fact that the order is not “final” as defined in ¶ 1(l)) (“First Payment”); and (2) within the later of two hundred and seventy (270) calendar days of the Execution Date or five (5) business days after the Final Approval Order has been entered (“Second Payment Date”), Defendant shall pay twenty million U.S. Dollars ($20,000,000) (“Second Payment”). The Settlement Amount constitutes the total amount of payment that Defendant is required to make in connection with this Settlement Agreement. This amount shall not be subject to reduction, and upon the occurrence of the Effective Date, no funds may be returned to Defendant.
12.    Entry of Judgment; Failure to Make Second Payment. If Final Approval is granted, the Settling Parties shall mutually agree on the timing of the submission and entry of the Judgment; except that in no event shall it be submitted later than five (5) business days after the Defendant has made both the First and Second Payment. The Settling Parties may by agreement submit the proposed Judgment before the Second Payment has been made. If Defendant fails to

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make the Second Payment by the Second Payment Date, the Settling Parties shall promptly meet and confer. Following the meet and confer, if Plaintiffs elect not to terminate the Agreement, Plaintiffs may request, and Judge Crenshaw may issue based on his determination of the merits, a judgment against Defendant in this action for any claim arising from the Agreement. The Settling Parties agree that Judge Crenshaw may issue the judgment on application by the Plaintiffs; followed by a response by Defendant within five (5) business days; followed by a reply by Plaintiffs within three (3) business days. The Settling Parties further agree that Judge Crenshaw may decide the matter on the papers without a hearing. Defendant expressly waives the right to motion practice and discovery under the Federal Rules and also expressly waives its right, if any, to a jury trial. The Settling Parties submit to the jurisdiction of this Court as described in ¶ 40.
13.    Disbursements Prior to Effective Date. No amount may be disbursed from the Gross Settlement Fund unless and until the Effective Date, except that: (a) Notice and Administrative Costs, which may not exceed two hundred thousand U.S. Dollars ($200,000) prior to entry of the Final Approval Order and may not exceed four hundred thousand U.S. Dollars ($400,000) in total, may be paid from the Gross Settlement Fund as they become due; (b) Taxes and Tax Expenses (as defined in ¶ 17(f) below) may be paid from the Gross Settlement Fund, as they become due; and (c) attorneys’ fees and reimbursement of litigation costs and expenses may be paid, as may be ordered by the Court after Final Approval (and may be disbursed during the pendency of any appeals which may be taken from the Judgment or Final Approval Order).
14.    Refund by Escrow Agent. If the Settlement as described herein is finally disapproved by any court, or it is terminated as provided herein, or the Judgment is finally overturned on appeal or by writ, the Gross Settlement Fund, including the Settlement Amount and all interest earned on the Settlement Amount while held in escrow, excluding only Notice and Administrative Costs, Taxes and Tax Expenses (as defined herein), shall be refunded, reimbursed and repaid by the Escrow Agent to Defendant within five (5) business days after receiving notice pursuant to ¶ 35 below. The Escrow Administrator shall be responsible for filing for refund within ten (10) business days of any Taxes paid from the Gross Settlement Fund and providing the refund to Defendant within ten (10) business days of receipt of the refund.
15.    Refund by Class Counsel. If the Settlement as described herein is finally disapproved by any court, or it is terminated as provided herein, or the Judgment is overturned on appeal or by writ, any attorneys’ fees and costs previously paid pursuant to this Agreement shall be refunded, reimbursed and repaid by Class Counsel to Defendant within thirty (30) business days after receiving notice pursuant to ¶ 35 below.
16.    No Additional Payments by Defendant. Under no circumstances will Defendant be required to pay more than the Settlement Amount pursuant to this Agreement and the

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Settlement set forth herein. For purposes of clarification, the payment of Taxes (as set out in ¶ 17(f) below), any Fee and Expense Award (as defined in ¶ 25 below), the Notice and Administrative Costs, service awards if any, and any other costs associated with the implementation of this Settlement Agreement shall be exclusively paid from the Settlement Amount.
17.    Escrow Account & Taxes.
a.    Plaintiffs shall arrange for the Escrow Account to be established at Citibank, with such bank serving as the Escrow Agent subject to an escrow agreement mutually acceptable to Class Counsel and Defendant, such escrow to be administered under the Court’s continuing supervision and control.
b.    The Escrow Agent shall cause the funds deposited in the Escrow Account to be invested in short-term instruments backed by the full faith and credit of the United States Government or fully insured in writing by the United States Government, or money market funds rated Aaa and AAA, respectively by Moody’s Investor Services and Standard and Poor’s, invested in such instruments, or an interest bearing deposit account, insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits, and shall reinvest any income from these instruments and the proceeds of these instruments as they mature in similar instruments at their then current market rates.
c.    All funds held in the Escrow Account shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to this Agreement and/or further order(s) of the Court.
d.    The Settling Parties and the Escrow Agent agree to treat the Gross Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. The Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this paragraph, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to prepare and deliver timely and properly the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.
e.    For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be Miller Kaplan Arase LLP (the “Escrow Administrator”). The Escrow Administrator shall satisfy the administrative requirements imposed by Treas. Reg. § 1.468B-2 by, e.g., (i) obtaining a taxpayer

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identification number, (ii) satisfying any information reporting or withholding requirements imposed on distributions from the Gross Settlement Fund, and (iii) timely and properly filing applicable federal, state and local tax returns necessary or advisable with respect to the Gross Settlement Fund (including, without limitation, the returns described in Treas. Reg. § 1.468B-2(k)) and paying any taxes reported thereon. Such returns (as well as the election described in this paragraph) shall be consistent with the provisions of this paragraph and in all events shall reflect that all Taxes as defined in ¶ 17(f) below on the income earned by the Gross Settlement Fund shall be paid out of the Gross Settlement Fund as provided in ¶ 19 hereof.
f.    The following shall be paid out of the Gross Settlement Fund: (i) all taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Gross Settlement Fund, including, without limitation, any taxes or tax detriments that may be imposed upon Defendant, their counsel or any Releasee with respect to any income earned by the Gross Settlement Fund for any period during which the Gross Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (collectively, “Taxes”); and (ii) all expenses and costs incurred in connection with the operation and implementation of this paragraph, including, without limitation, expenses of tax attorneys and/or accountants (including the Escrow Administrator) and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this paragraph (collectively, “Tax Expenses”).
g.    In all events neither Defendant nor any other Releasee nor their counsel shall have any liability or responsibility for the Taxes or the Tax Expenses. With funds from the Gross Settlement Fund, the Escrow Agent shall indemnify and hold harmless Defendant and any other Releasee and their counsel for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Gross Settlement Fund and shall timely be paid by the Escrow Agent out of the Gross Settlement Fund without prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(1)(2)); neither Defendant nor any Releasee nor their counsel is responsible therefor, nor shall they have any liability therefor. The Settling Parties agree to cooperate with the Escrow Agent, each other, their tax attorneys and their accountants to the extent reasonably necessary to carry out the provisions of this paragraph.

E.	Administration and Distribution of Gross Settlement Fund
18.    Time to Appeal. The time to appeal from Final Approval of the Settlement shall commence upon the Court’s entry of the Judgment regardless of whether or not either the

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Distribution Plan or an application for attorneys’ fees and expenses has been submitted to the Court or resolved.
19.    Distribution of Gross Settlement Fund. Upon further orders of the Court, the Notice and Claims Administrator, subject to such supervision and direction of the Court and/or Class Counsel as may be necessary or as circumstances may require, shall administer the claims submitted by members of the Class and shall oversee distribution of the Gross Settlement Fund, including distribution of the Net Settlement Fund to Authorized Claimants pursuant to the Distribution Plan. Subject to the terms of this Agreement and any order(s) of the Court, the Gross Settlement Fund shall be applied as follows:
a.    To pay all costs and expenses reasonably and actually incurred in connection with providing notice to the Class in connection with administering and distributing the Net Settlement Fund to Authorized Claimants, and in connection with paying escrow fees and costs, if any;
b.    To pay all costs and expenses, if any, reasonably and actually incurred in soliciting claims and assisting with the filing and processing of such claims;
c.    To pay the Taxes and Tax Expenses as defined herein;
d.    To pay any Fee and Expense Award that is allowed by the Court, subject to and in accordance with the Agreement; and
e.    To distribute the balance of the Net Settlement Fund to Authorized Claimants as allowed by the Agreement, any Distribution Plan or order of the Court.
20.    Distribution of Net Settlement Fund. Upon the Effective Date and thereafter, and in accordance with the terms of this Agreement, the Distribution Plan and such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:
a.    Each member of the Class who claims to be an Authorized Claimant shall be required to submit to the Notice and Claims Administrator a completed Proof of Claim and Release in such form as shall be approved by the Court;
b.    Except as otherwise ordered by the Court, each member of the Class who fails to submit a Proof of Claim and Release within such period as may be ordered by the Court,

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or as otherwise allowed, shall be forever barred from receiving any payments pursuant to this Agreement and the Settlement set forth herein;
c.    The Net Settlement Fund shall be distributed to Authorized Claimants substantially in accordance with a Distribution Plan to be approved by the Court. Any such Distribution Plan is not a part of this Agreement. No funds from the Net Settlement Fund shall be distributed to Authorized Claimants until after the Effective Date; and
d.    All Class Members shall be subject to and bound by the provisions of this Agreement, the releases contained herein, and the Judgment with respect to all Released Claims, regardless of whether such Persons seek or obtain by any means, including, without limitation, by submitting a Proof of Claim and Release or any similar document, any distribution from the Gross Settlement Fund or the Net Settlement Fund.
21.    No Liability for Distribution of Settlement Funds. Neither the Releasees nor their counsel shall have any responsibility for, interest in or liability whatsoever with respect to the distribution of the Gross Settlement Fund; the Distribution Plan; the determination, administration or calculation of claims; the Gross Settlement Fund’s qualification as a “qualified settlement fund”; the payment or withholding of Taxes or Tax Expenses; the distribution of the Net Settlement Fund; or any losses incurred in connection with any such matters. The Releasors hereby fully, finally and forever release, relinquish and discharge the Releasees and their counsel from any and all such liability. No Person shall have any claim against Class Counsel or the Notice and Claims Administrator based on the distributions made substantially in accordance with the Agreement and the Settlement contained herein, the Distribution Plan or further orders of the Court.
22.    Balance Remaining in Net Settlement Fund. If there is any balance remaining in the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Class Counsel may reallocate such balance among Authorized Claimants in an equitable and economic fashion, distribute remaining funds through cy pres, or allow the money to escheat to federal or state governments, subject to Court approval. Except as provided in ¶ 35, in no event shall the Net Settlement Fund revert to Defendant.
23.    Distribution Plan Not Part of Settlement. It is understood and agreed by the Settling Parties that any Distribution Plan, including any adjustments to any Authorized Claimant’s claim, is not a part of this Agreement and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in this Agreement, and any order or proceedings solely relating to the Distribution Plan shall not operate to terminate or cancel this Agreement or affect the finality of the Judgment, the Final Approval Order, or any other orders entered pursuant to this Agreement. The time to appeal from Final Approval of the Settlement shall commence upon the Court’s entry of the Judgment

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regardless of whether either the Distribution Plan or an application for attorneys’ fees and expenses has been submitted to the Court or approved.

F.	Attorneys’ Fees and Reimbursement of Expenses
24.    Fee and Expense Application. Class Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions from the Gross Settlement Fund for: (a) an award of attorneys’ fees; plus (b) reimbursement of expenses incurred in connection with prosecuting the Action; plus (c) any interest on such attorneys’ fees and expenses (until paid) at the same rate and for the same periods as earned by the Gross Settlement Fund, as appropriate, and as may be awarded by the Court. The Fee and Expense Application may also seek Court approval for service awards to Plaintiffs to compensate them for their contributions to this Action. The proposed service awards shall be in addition to any monetary award to Plaintiffs under the Distribution Plan, and are subject to Court approval.
25.    Payment of Fee and Expense Award. Any amounts that are awarded by the Court pursuant to the above paragraph (the “Fee and Expense Award”) shall be paid from the Gross Settlement Fund consistent with the provisions of this Agreement.
26.    Award of Fees and Expenses Not Part of Settlement. The procedure for, and the allowance or disallowance by the Court of, the Fee and Expense Application are not part of the Settlement set forth in this Agreement, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in this Agreement. Any order or proceeding solely relating to the Fee and Expense Application, including any appeal from any Fee and Expense Award or any other order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel this Agreement, or affect or delay the finality of the Judgment and the Settlement of the Action as set forth herein. No order of the Court or modification or reversal on appeal of any order of the Court solely concerning any Fee and Expense Award or Distribution Plan shall constitute grounds for cancellation or termination of this Agreement.
27.    No Liability for Fees and Expenses of Class Counsel. Neither the Releasees nor their counsel shall have any responsibility for or liability whatsoever with respect to any payment(s) to Class Counsel pursuant to this Agreement and/or to any other Person who may assert some claim thereto or any Fee and Expense Award that the Court may make in the Action, other than as set forth in this Agreement.

G.	Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

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28.    Effective Date. The Effective Date of this Agreement shall be conditioned on the occurrence of all of the following events:
a.    Defendant no longer has any right under ¶¶ 31-35 to terminate this Agreement or, if Defendant does have such right, it has given written notice to Class Counsel that it will not exercise such right;
b.    Plaintiffs no longer have any right under ¶¶ 31-35 to terminate this Agreement or, if Plaintiffs do have such right, they have given written notice to Defendant that they will not exercise such right;
c.    the Court has finally approved the Settlement as described herein, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure, and has entered the Judgment; and
d.    the Judgment has become Final.
29.    Occurrence of Effective Date. Upon the occurrence of all of the events referenced in the above paragraph, any and all remaining interest or right of Defendant in or to the Gross Settlement Fund, if any, shall be absolutely and forever extinguished, and the Gross Settlement Fund (less any Notice and Administrative Costs, Taxes, Tax Expenses or Fee and Expense Award paid) shall be transferred from the Escrow Agent to the Notice and Claims Administrator as successor Escrow Agent within ten (10) days after the Effective Date.
30.    Failure of Effective Date to Occur. If any of the conditions specified in ¶ 28 are not met, then this Agreement shall be cancelled and terminated, subject to and in accordance with ¶ 35 unless the Settling Parties mutually agree in writing to proceed with this Agreement.
31.    Exclusions and Rights to Terminate.
a.    No later than January 10, 2020, Class Counsel shall provide Defendant’s counsel with a complete and final list of Persons that elected to exclude themselves from the Certified Class. With the motion for Final Approval of the Settlement, Class Counsel will file with the Court a complete list of requests for exclusion from the Certified Class (including only the name, city and state of the person or entity requesting exclusion) and the Exclusion Report and Recommendation of the Notice and Claims Administrator.
b.    Either Settling Party may move the Court to adopt or modify the Exclusion Report and Recommendation. In the absence of a motion to adopt the Exclusion Report and Recommendation, or a motion by either Settling Party, or any other Person, disputing it, the Settling Parties agree that the findings of the Notice and Claims Administrator as to the

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authority of any entity to exclude claims and the market shares of those Persons that validly opted out of the Certified Class will be binding on them and serve as the basis for calculating whether the termination threshold has been met as set forth in ¶ 31(d) and the Supplemental Agreement. In the event of a motion pursuant to this subparagraph, or in the event any Person purports to dispute the findings of the Notice and Claims Administrator contained in the Exclusion Report and Recommendation, the Settling Parties agree to jointly request an in-person evidentiary hearing to resolve the matter. If practicable, that hearing may be combined with the Final Approval Hearing.
c.     With respect to any member of the Certified Class who requested exclusion from the Certified Class and is therefore not a member of the Class, Defendant reserves all of its legal rights and defenses, including, but not limited to, any defenses relating to whether the member of the Certified Class is an indirect purchaser of generic enoxaparin or Lovenox® and/or has standing to bring any claim.
d.    Defendant shall have the option to terminate this Agreement if the purchases of generic enoxaparin or Lovenox® made by members of the Certified Class who validly requested exclusion from the Certified Class equal or exceed a threshold that shall be set by a confidential supplemental agreement (“Supplemental Agreement”), which shall not be filed on the public docket. In that case, after meeting and conferring with Class Counsel, Defendant may elect to terminate this Agreement by serving written notice on Class Counsel by email and overnight courier and by filing a copy of such notice with the Court no later than the later of fifteen (15) days after receiving the final opt-out list or five (5) days following the Court’s order resolving any motion(s) regarding the Exclusion Report and Recommendation as set forth in ¶ 31(b).
e.    Plaintiffs, on behalf of the Class, have the right, in their sole discretion, to terminate this agreement upon the failure of Defendant to make any payment owed under its terms after meeting and conferring with Defendant. Following such meet and confer, Class Counsel may elect to terminate this Agreement by serving written notice on Defendant by email and overnight courier and by filing a copy of such notice with the Court.
32.    Objections. Class members who wish to object to any aspect of the Settlement must file with the Court a written statement containing their objection by the end of the period to object to the Settlement as set forth in the notice. Any award or payment of attorneys’ fees made to the counsel of an objector to the Settlement shall only be made by Court order and upon a showing of the benefit conferred to the Class. In determining any such award of attorneys’ fees to an objectors’ counsel, the Court will consider the incremental value to the Class caused by any such objection. Any award of attorneys’ fees by the Court will be conditioned on the objector and his or her attorney stating under penalty of perjury that no payments shall be made to the

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objector based on the objector’s participation in the matter other than as ordered by the Court. Defendant shall have no responsibility for any such payments.
33.    Failure to Order Notice to the Class, Final Approval or Judgment. If the Court does not enter the Notice Order, the Final Approval Order or the Judgment, or if the Court enters the Final Approval Order and the Judgment and appellate review is sought and, on such review, the Final Approval Order or the Judgment is finally vacated, modified or reversed, then this Agreement and the Settlement incorporated therein shall be cancelled and terminated; provided, however, the Settling Parties agree to act in good faith to secure Final Approval of this Settlement and to attempt to address in good faith concerns regarding the Settlement identified by the Court and any court of appeal.
34.    No Settling Party shall have any obligation whatsoever to proceed under any terms other than substantially in the form provided and agreed to herein; provided, however, that no order of the Court solely concerning any Fee and Expense Application or Distribution Plan, or any modification or reversal on appeal of such order, shall constitute grounds for cancellation or termination of this Agreement by any Settling Party. Defendant shall have, in its sole and absolute discretion, the option to terminate the Settlement in its entirety in the event that the Judgment, upon becoming Final, does not provide for the dismissal with prejudice of all of the Action against it.
35.    Termination. Unless otherwise ordered by the Court, in the event that the Effective Date does not occur or this Agreement should terminate, or be cancelled or otherwise fail to become effective for any reason, including, without limitation, in the event that this Agreement is terminated by either of the Settling Parties pursuant to ¶ 31, the Settlement as described herein is not finally approved by the Court or the Judgment is finally reversed or vacated following any appeal taken therefrom, then:
a.    within five (5) business days after written notification of such event is sent by counsel for Defendant to the Escrow Agent, the Gross Settlement Fund—including the Settlement Amount and all interest earned on the Settlement Amount while held in escrow excluding only Notice and Administrative Costs that have either been properly disbursed or are due and owing, Taxes and Tax Expenses that have been paid or that have accrued and will be payable at some later date, and attorneys’ fees and costs that have been disbursed pursuant to Court order—will be refunded, reimbursed and repaid by the Escrow Agent to Defendant; if said amount or any portion thereof is not returned within such five (5) day period, then interest shall accrue thereon at the rate of ten percent (10%) per annum until the date that said amount is returned;
b.    within thirty (30) business days after written notification of such event is sent by counsel for Defendant to Class Counsel, all attorneys’ fees and costs which have been

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disbursed to Class Counsel pursuant to Court order shall be refunded, reimbursed and repaid by Class Counsel to Defendant;
c.    the Escrow Agent or the Escrow Administrator shall apply for any tax refund owed to the Gross Settlement Fund and pay the proceeds to Defendant, after deduction of any fees or expenses reasonably incurred in connection with such application(s) for refund, pursuant to such written request;
d.    the Settling Parties shall be restored to their respective positions in the Action as of the Execution Date, with all of their respective claims and defenses preserved as they existed on that date;
e.    the terms and provisions of this Agreement, with the exception of ¶¶ 13-15, 17, 27, 28, 30, 33-35, 37-38, 40-41, 43-50, 52 (which shall continue in full force and effect), shall be null and void and shall have no further force or effect with respect to the Settling Parties, and neither the existence nor the terms of this Agreement (nor any negotiations preceding this Agreement nor any acts performed pursuant to, or in furtherance of, this Agreement) shall be used in the Action or in any other action or proceeding for any purpose (other than to enforce the terms remaining in effect); and
f.    any judgment or order entered by the Court in accordance with the terms of this Agreement shall be treated as vacated, nunc pro tunc.

H.	No Admission of Liability
36.    Final and Complete Resolution. The Settling Parties intend the Settlement as described herein to be a final and complete resolution of all disputes between them with respect to the Action and Released Claims and to compromise claims that are contested, and it shall not be deemed an admission by any Settling Party as to the merits of any claim or defense or any allegation made in the Action.
37.    Federal Rule of Evidence 408. The Settling Parties agree that this Agreement, its terms and the negotiations surrounding this Agreement shall be governed by Federal Rule of Evidence 408 and shall not be admissible or offered or received into evidence in any suit, action or other proceeding, except as provided in this Agreement, upon the written agreement of the Settling Parties hereto, pursuant to an order of a court of competent jurisdiction, or as shall be necessary to give effect to, or to declare or enforce the rights of the Settling Parties with respect to any provision of this Agreement.
38.    Use of Agreement as Evidence. Neither this Agreement nor the Settlement, nor any act performed, statement made, or document executed pursuant to or in furtherance of this Agreement or the Settlement: (a) is or may be deemed to be or may be used as an admission of,

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or evidence of, the validity of any Released Claims, any allegation made in the Action, or any wrongdoing or liability of Defendant; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any liability, fault or omission of the Releasees in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Neither this Agreement nor the Settlement, nor any act performed, statement made, or document executed pursuant to or in furtherance of this Agreement or the Settlement, shall be admissible in any proceeding for any purpose, except to enforce the terms of the Settlement, and except that the Releasees may file this Agreement and/or the Judgment in any action for any purpose, including, but not limited to, in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim. The limitations described in this paragraph apply whether or not the Court enters the Notice Order, the Final Approval Order or the Judgment.

I.	Miscellaneous Provisions
39.    Voluntary Settlement. The Settling Parties agree that the Settlement Amount and the other terms of the Settlement as described herein were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel.
40.    Consent to Jurisdiction. Defendant and each Class Member hereby irrevocably submit to the exclusive jurisdiction of the Court only for the specific purpose of any suit, action, proceeding or dispute arising out of or relating to this Agreement or the applicability of this Agreement. Solely for purposes of such suit, action or proceeding, to the fullest extent that they may effectively do so under applicable law, Defendant and the Class Members irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim or objection that they are not subject to the jurisdiction of the Court or that the Court is in any way an improper venue or an inconvenient forum. Without limiting the generality of the foregoing, it is hereby agreed that any dispute concerning the provisions of ¶¶ 6-10 hereof, including but not limited to any suit, action or proceeding in which the provisions of ¶¶ 6-10 hereof are asserted as a defense in whole or in part to any claim or cause of action or otherwise raised as an objection, constitutes a suit, action or proceeding arising out of or relating to this Agreement. In the event that the provisions of ¶¶ 6-10 hereof are asserted by any Releasee as a defense in whole or in part to any claim or cause of action or otherwise raised as an objection in any suit, action or proceeding, it is hereby agreed that such Releasee shall be entitled to a stay of that suit, action or proceeding until the Court has entered a final judgment no longer subject to any appeal or review determining any issues relating to the defense or objection based on the provisions of ¶¶ 6-10. Nothing herein shall be construed as a submission to jurisdiction for any purpose other than any suit, action,

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proceeding or dispute arising out of or relating to this Agreement or the applicability of this Agreement.
41.    Resolution of Disputes; Retention of Exclusive Jurisdiction. Any disputes between or among Defendant and any Class Members concerning matters contained in this Agreement shall, if they cannot be resolved by negotiation and agreement, be submitted to the Court. The Court shall retain exclusive jurisdiction over the implementation and enforcement of this Agreement.
42.    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto. Without limiting the generality of the foregoing, each and every covenant and agreement entered into herein by Plaintiffs and Class Counsel shall be binding upon all Class Members.
43.    Authorization to Enter Settlement Agreement. The undersigned representative of Defendant represents that he is fully authorized to enter into and to execute this Agreement on behalf of Defendant. Class Counsel, on behalf of Plaintiffs and the Class, represent that they are, subject to Court approval, expressly authorized to take all action required or permitted to be taken by or on behalf of the Class pursuant to this Agreement to effectuate its terms and to enter into and execute this Agreement and any modifications or amendments to the Agreement on behalf of the Class that they deem appropriate.
44.    Notices. All notices under this Agreement shall be in writing. Each such notice shall be given either by (a) e-mail; (b) hand delivery; (c) registered or certified mail, return receipt requested, postage pre-paid; (d) FedEx or similar overnight courier; or (e) facsimile and first class mail, postage pre-paid and, if directed to any Class Member, shall be addressed to Class Counsel at their addresses set forth below, and if directed to Defendant, shall be addressed to their attorneys at the addresses set forth below or such other addresses as Class Counsel or Defendant may designate, from time to time, by giving notice to all parties hereto in the manner described in this paragraph.
If directed to the Plaintiffs or any Class Member(s), address notice to:
LIEFF CABRASER HEIMANN & BERNSTEIN, LLP
Brendan P. Glackin (bglackin@lchb.com)
Katherine Lubin Benson (kbenson@lchb.com)
275 Battery Street, 29th Floor
San Francisco, CA 94111-3339
Telephone:    415-956-1000
Facsimile:    415-956-1008

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If directed to Defendant, address notice to:
AXINN, VELTROP & HARKRIDER LLP
Michael L. Keeley (mkeeley@axinn.com)
Bradley Justus (bjustus@axinn.com)
950 F St., NW
Washington, DC 20004
Telephone:    (202) 912-4700
Facsimile:    (202) 912-4701
45.    Headings. The headings used in this Agreement are intended for the convenience of the reader only and shall not affect the meaning or interpretation of this Agreement.
46.    No Party Deemed to Be the Drafter. None of the parties hereto shall be deemed to be the drafter of this Agreement or any provision hereof for the purpose of any statute, case law, rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof.
47.    Choice of Law. This Agreement shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New York and the rights and obligations of the parties to this Agreement shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of New York without giving effect to that state’s choice of law principles.
48.    Amendment; Waiver. This Agreement shall not be modified in any respect except by a writing executed by Defendant and Class Counsel, and the waiver of any rights conferred hereunder shall be effective only if made by written instrument of the waiving party. The waiver by any party of any breach of this Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Agreement.
49.    Execution in Counterparts. This Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the Settling Parties to this Agreement shall exchange among themselves original signed or scanned counterparts and a complete set of executed counterparts shall be filed with the Court.
50.    Integrated Agreement. This Agreement, together with the Supplemental Agreement, constitutes the entire agreement between the Settling Parties and no representations, warranties or inducements have been made to any party concerning this Agreement other than the representations, warranties and covenants contained and memorialized herein. It is understood by the Settling Parties that, except for the matters expressly represented herein, the

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facts or law with respect to which this Agreement is entered into may turn out to be other than or different from the facts now known to each party or believed by such party to be true. Each party therefore expressly assumes the risk of the facts or law turning out to be so different, and agrees that this Agreement shall be in all respects effective and not subject to Termination by reason of any such different facts or law. Except as otherwise provided herein, each party shall bear its own costs and attorneys’ fees.
51.    Return or Destruction of Confidential Materials. The Settling Parties agree to comply with the relevant provisions of the Protective Order entered in the Action at the final conclusion of the Action.
52.    Confidentiality. The terms of this Settlement shall remain confidential until Plaintiffs move for an order directing notice to the Class, unless Defendant and Class Counsel agree otherwise, provided that the Settling Parties may disclose the terms of this Settlement to accountants, lenders, auditors, legal counsel, tax advisors, or consultants; or as part of any security or other disclosure required by law (as determined by a Settling Party and its counsel); or in response to a request by any governmental, judicial, or regulatory authority or otherwise required by applicable law or court order and Plaintiffs may disclose the terms of the Settlement to any entity that has applied to serve as Notice and Claims Administrator, Escrow Administrator, or Escrow Agent, who shall abide by the terms of this paragraph. Any formal press release by a Settling Party regarding this Settlement prior to entry of the Final Approval Order shall be shared in advance with the other Settling Party, with a reasonable opportunity for comments and suggested changes. No such press release shall be made prior to the Plaintiffs moving for an order directing notice to the Class.
53.    Duty Not to Encourage Exclusion or Objection. Plaintiffs, Class Counsel, and Defendant agree that they shall not in any way encourage, promote, or solicit any Person within the definition of the Certified Class, or their counsel, to request exclusion from the Certified Class, to object to this Settlement, or to seek any relief inconsistent with this Settlement.
54.    Recitals as Terms of the Agreement. The Settling Parties intend that the covenants contained in the recitals at the beginning of this Agreement constitute binding terms of the Agreement.

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IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have executed this Agreement as of the date last written below.

Dated: December 10, 2019	CLASS COUNSEL, on behalf of Plaintiffs individually and on behalf of the Class
By:/s/ BRENDAN P. GLACKIN Brendan P. Glackin LIEFF CABRASER HEIMANN & BERNSTEIN, LLP 275 Battery Street, 29th Floor San Francisco, CA 946111-3339 Telephone: (415) 956-1000 Facsimile: (415) 956-1008
Dated: December 9, 2019	MOMENTA PHARMACEUTICALS, INC. By: /s/ MICHAEL L. KEELEY Michael L. Keeley AXINN, VELTROP & HARKRIDER LLP 950 F St., NW Washington, DC 20004 Telephone: (202) 721-5414 Fax: (202) 912-4701

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